                                EXHIBIT 10 (23)

2000 Advisory Director Share Ownership Plan as Approved on March 28, 2000.

RESOLVED, that Advisory Directors shall receive the same cash retainer and meeting attendance fees received by active members of the Board of Directors and shall receive a grant of 500 shares of the common stock of the Company after each annual meeting of the shareholders after which he continues to serve as an Advisory Director (the "2000 Advisory Director Share Ownership Plan"); and

RESOLVED FURTHER, that 10,000 shares of the Company's $1.00 par value common stock shall be reserved for issuance under the 2000 Advisory Director Share Ownership Plan, registered under the Securities Act of 1933 on Form S-8 and listed on the New York Stock Exchange; and

RESOLVED FURTHER, that while an Advisory Director shall not be granted any new stock options for his or her service as an Advisory Director, any unvested stock options held by an Advisory Director which had been granted to him or her in his or her previous capacity as an independent Director shall continue to vest during any period (x) between his or her retirement from the Board (whether by resignation or by expiration of his or her term of office) within six months of the date of an annual meeting of the shareholders held on a date on which he or she would be in excess of seventy years of age and (y) his or her retirement or termination as an Advisory Director.

                                       1